Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, Ext. 3645 Brenda Blake, Ext. 3202	October 28, 2009

AmeriGas Partners Issues Earnings Guidance and Schedules Fourth Quarter Conference Call

VALLEY FORGE, Pa., October 28 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), today announced earnings guidance for fiscal years 2009 and 2010. AmeriGas Partners expects to report earnings for its fiscal year ended September 30, 2009 of approximately $224 million. Earnings before interest expense, income taxes, depreciation, and amortization (EBITDA) are expected to be approximately $381 million for the year. Results for the current year include a $40 million gain on the sale of the Partnership’s California propane storage terminal.

Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “As previously reported, earnings in fiscal 2009 significantly benefited from higher unit margins resulting from a rapid decline in wholesale propane costs. This benefit was offset somewhat by the effects on our business of recessionary market conditions, which adversely affected volumes. Assuming normal weather patterns for this winter, for fiscal 2010 ending September 30, 2010 we expect to report earnings in the range of $181 million to $191 million and EBITDA in the range of $335 million to $345 million.”

AmeriGas Partners will hold a live Internet Audio Webcast of its conference call to discuss fourth quarter earnings and fiscal 2010 activities at 4:00 PM ET on Wednesday, November 11, 2009. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website; http://www.amerigas.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on November 11 through midnight Friday, November 13. The replay may be accessed at 1-888-203-1112, passcode 2496390 and International access 1-719-457-0820, passcode 2496390.

AmeriGas Partners is the nation’s largest retail propane marketer. UGI Corporation, through subsidiaries, owns 44% of AmeriGas Partners, L.P. and the public owns the remaining 56%.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

— MORE —AmeriGas Partners Issues Earnings Guidance and Page 2
Schedules Fourth Quarter Conference Call

The following table includes a reconciliation of forecasted net income to forecasted EBITDA for the fiscal years ending September 30, 2009 and 2010.

	Forecast	Forecast
	Fiscal Year Ending	Fiscal Year Ending
	September 30, 2009	September 30, 2010
	(in millions)	(in millions)
Net income (estimate)	$224	$185
Interest Expense (estimate)	70	66
Income taxes (estimate)	3	3
Depreciation (estimate)	78	80
Amortization (estimate)	6	6

EBITDA (estimate)	$381	$340

Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies. Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income for the relevant years.

Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the requirement in Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” to provide profitability information about its domestic propane segment.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

AP-09 ### 10/28/09